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                                                                       Exhibit 8


                                 March __, 1998


CareWise, Inc.                                 PhyCor, Inc.
Suite 2600                                     Suite 400
701 Fifth Avenue                               30 Burton Hills Blvd.,
Seattle, WA  98104-7015                        Nashville, TN  37219
Attn:  John E. Gebhart III, President and      Attn: Joseph C. Hutts, President and Chief
  Chief Executive Officer                        Executive Officer

         RE: TAX OPINION REGARDING MERGER OF PHYCOR/HEALTH MERGER CORP. INTO CAREWISE, INC.

Ladies and Gentlemen:

         We have been asked, as counsel to Carewise, Inc., a Delaware corporation ("Carewise"), to render this opinion regarding certain matters related to the U.S. federal income tax consequences of the merger (the "Merger") of PhyCor/Health Merger. Corp. (the "Subsidiary"), a Delaware corporation and 100% subsidiary of PhyCor, Inc., a Tennessee corporation ("PhyCor"), pursuant to that certain Agreement and Plan of Merger, dated as of December 22, 1997 by and between Carewise, the Subsidiary and PhyCor (the "Agreement"). Capitalized terms not otherwise defined herein shall have the same meanings given to them in the Agreement or, if not defined therein, as described in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on January
   , 1998 relating to the Merger (the "S-4"). This opinion letter is rendered pursuant to Section 8.1(h) of the Agreement.

         In connection with our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the relevant documents related to the Merger, including the Agreement and the S-4. Furthermore, we have examined that certain PhyCor Tax Matters Certificate, dated as of the date hereof, (the "PhyCor Tax Certificate"), that certain Carewise Tax Matters Certificate, dated as of the date hereof, (the "Carewise Tax Certificate") and the representations of certain stockholders contained in those Stockholders Representation Letters regarding the Merger from certain significant CareWise stockholders to Perkins Coie LLP (the "Stockholder Representation Letters").

         Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above, the representations given by PhyCor in the PhyCor Tax Certificate, the representations given by Carewise in the Carewise Tax Certificate, and the representations of certain Carewise stockholders in the Stockholder Representation




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Letters. In rendering our opinion, we have assumed the accuracy of all information and representations and the performance of all undertakings contained in the reviewed documents as set forth above, the conformity of all copies to the original documents, and the genuineness of all signatures. We have not attempted to verify independently the accuracy of any information in any such document, and we have assumed that such documents accurately and completely set forth all material facts relevant to this opinion. If any of these facts or assumptions are not correct, please advise us at once as our advice may be affected by a change in such facts or assumptions.

         Based upon the foregoing and subject to the limitations discussed below, it is our opinion that the statements made under the headings "SUMMARY Certain U.S. Federal Income Tax Consequences" and "THE MERGER - Certain U.S. Federal Income Tax Consequences" in the Proxy Statement/Prospectus, to the extent that they constitute matters of law or legal conclusions, are correct in all material respects. However, as discussed above and as indicated in the S-4, if any of the assumptions or representations set forth above prove incorrect, then the conclusions set forth above may not be accurate, with the consequences discussed in the S-4 under the heading "MERGER--Federal Income Tax Consequences--Consequences of Failure to Qualify as a Tax-Free Reorganization."

         Our opinion is limited to the specific matters described in the S-4 under the caption "THE MERGER--Certain Federal Income Tax Consequences." We give no opinion with respect to other tax matters, whether federal, state or local, that may relate to the Merger. Our opinion may not address issues that are material to an individual stockholder based on his or her particular tax situation. No ruling will be requested from the Internal Revenue Service ("IRS") regarding the Merger. Our opinion is not binding on the IRS and does not constitute a guarantee that the IRS will not challenge the tax treatment of the Merger.

         In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated thereunder and the pertinent judicial authorities and interpretative rulings of the IRS. We caution that our opinion is based on the federal income tax laws as they exist on the date hereof. It is possible that subsequent changes in the tax law could be enacted and applied retroactively to the Merger and that such changes could result in a materially different result than the result described in the opinions above.




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March __, 1998
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         This opinion is furnished in connection with the Merger. We consent to the reference to our firm under the caption "SUMMARY--Certain Federal Income Tax Consequences" and "THE MERGER--Certain Federal Income Tax Consequences" and to the filing of this opinion as an exhibit to the S-4.

                                         Very truly yours,






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